UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2018

SINO-GLOBAL SHIPPING AMERICA, LTD.

(Exact name of Registrant as specified in charter)

Virginia	001-34024	11-3588546
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1044 Northern Blvd.

Roslyn, New York, 11576-1514

 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (718) 888-1814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐ Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Appointment of a New Director

On May 4, 2018, the Board of Directors (the “Board”) of Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”) approved to increase the size of the Board from five members to six members. Mr. Bradley A. Haneberg, as nominated by the Company’s Corporate Governance Committee, is appointed to fill in the newly created board seat as a Class III director to hold office until the Company’s next annual meeting of the shareholders in 2019, and a successor has been duly elected and qualified or until his earlier resignation, removal from office, death or incapacity.

Bradley A. Haneberg, 49 years old. Mr. Haneberg formed his own boutique securities-centric law firm, Haneberg Hurlbert, PLC, in 2014. From 2002-2014, he served in various roles (including Partner and Co-Chairman of the Corporate and Municipal Finance Section of Kaufman & Canoles, P.C., a large full-service firm headquartered in Norfolk, Virginia. From 2001 to 2002, Mr. Haneberg served as of counsel to Reed Smith, a major full-service firm headquartered in Pittsburg, Pennsylvania. From 1996 to 2001, Mr. Haneberg was affiliated with LeClair Ryan, a large full-service firm headquartered in Richmond, Virginia. From 1993 to1996, Mr. Haneberg was associated with Waller Lansden Dortch & Davis, a large full-service firm headquartered in Nashville, Tennessee.

Mr. Haneberg received his undergraduate education at the College of William & Mary in Williamsburg, Virginia (1990) and his legal education from the University of Tennessee College of Law in Knoxville, Tennessee (1993).

Mr. Haneberg has (i) no arrangements or understandings with any other person pursuant to which he was appointed as a director, and (ii) no family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Mr. Haneberg has had (i) no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K and, (ii) as of the date of this Current Report on Form 8-K (this “Report”), Mr. Haneberg holds no direct or indirect beneficial ownership in the Company’s stock or rights to acquire the Company’s stock.

Mr. Haneberg is to receive an annual compensation of $20,000 from the Company, eligible to participate in the Company’s 2014 Stock Incentive Plan, and to be compensated at the same level of other independent directors’ of the Company. A copy of the offer letter by and between the Company and Mr. Haneberg is filed as Exhibit 10.1 to this Report and is incorporated by reference herein.

(e)	Stock Award to Directors and Officers & Entry into Updated Executive Employment Agreements

On May 4, 2018, the Compensation Committee of the Board of the Company granted an aggregate of 660,000 shares of stock award to its directors and officers under the Company’s 2014 Stock Incentive Plan, as amended, as below: (i) 300,000 shares to Mr. Lei Cao, Chief Executive Officer; (ii) 180,000 shares to Mr. Zhikang Huang, Chief Operating Officer; (iii) 40,000 shares to Ms. Tuo Pan, Chief Financial Officer; (iv) 20,000 shares to Mr. Yafei Li, Chief Technology Officer; and (v) 40,000 shares to each of Tieliang Liu, Ming Zhu, and Jing Wang, each an independent director (collectively, the “Plan Stock Grants”). All the plan stock vested immediately.

The Plan Stock Grants were made on the terms of the Company’s Form of Plan Stock Award Agreement, as amended and previously filed as Exhibit 10.1 to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 12, 2016.

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On May 4, 2018, the Compensation Committee approved the updated executive employment agreement to Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (the “C-Level Executives”). The terms of the employment agreements with the C-Level Executives (the “C-Level Executives Employment Agreements”), include the following: the revised initial term from one year to five years and the revised termination clause to the effect the termination by the Company in the initial term would cause (i) the payment of the remaining salary through the date of May 4, 2023, (ii) the C-Level Executives are entitled to receive two times of the then applicable annual salary if there has been no Change in Control, as defined in the C-Level Executives Employment Agreements or three-and-half times of the then applicable annual salary if there is a Change in Control. The other terms remain to be the same as their prior agreements. A copy of the C-Level Executive Employment Agreements are hereby filed as exhibits 10.2 to 10.4 to this Report and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following are filed as exhibits to this report:

Exhibit No.	Description

Exhibit 10.1	Offer Letter by and between Mr. Bradly Haneberg and Sino-Global Shipping America, Ltd., dated May 4, 2018

Exhibit 10.2	Employment Agreement by and between Mr. Lei Cao and Sino-Global Shipping America, Ltd., dated May 4, 2018

Exhibit 10.3	Employment Agreement by and between Ms. Tuo Pan and Sino-Global Shipping America, Ltd., dated May 4, 2018

Exhibit 10.4	Employment Agreement by and between Mr. Zhikang Huang and Sino-Global Shipping America, Ltd., dated May 4, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2018

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Lei Cao
Name:	Lei Cao
Title:	Chief Executive Officer

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